Exhibit 99.1

For:	Calavo Growers, Inc.

Contact:	Lee E. Cole
Chairman and CEO
(805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES

FISCAL 2016 FIRST QUARTER RECORD RESULTS

First Quarter Highlights Include:

•	Net Income Increases 19.8 Percent to $6.3 Million from $5.3 Million Last Year

•	Diluted EPS Rise to 37 Cents Versus 31 Cents One Year Earlier

•	Gross Margin Advances 17.9 Percent to $21.0 Million from $17.8 Million

•	Revenues Expand to $204.6 Million, up from $194.8 Million in Prior Year

•	CEO Cole Reaffirms Forecast for Record Revenues and EPS in Fiscal 2016

SANTA PAULA, Calif. (March 8, 2016)—Calavo Growers, Inc. (Nasdaq-GS: CVGW) today reported record fiscal 2016 first quarter operating results. Revenues, gross margin, net income and per-share results all registered solid improvement from the initial period last year to reach new first quarter highs, stated the company, a global avocado-industry leader and expanding provider of value-added fresh food.

For the three months ended Jan. 31, 2016, net income rose 19.8 percent to $6.3 million, approximating $0.37 per diluted share, from $5.3 million, or $0.31 per diluted share, in the fiscal 2015 first quarter. Total revenues grew to $204.6 million in this year’s first quarter, which compare with $194.8 million posted on the top line last year.

Gross margin in the most-recent quarter rose to $21.0 million, equal to 10.3 percent of revenues and a 17.9 percent increase from $17.8 million, or 9.1 percent of revenues, one year earlier. First quarter operating income increased 21.5 percent to $10.1 million, up from $8.3 million in the like period one year ago.

Chairman and Chief Executive Officer Lee E. Cole stated: “Calavo has begun fiscal 2016 in fine form, posting improvements in several key metrics. The company has posted year-over-year revenue growth in each of the past 13 consecutive quarters.

“Total gross margin in the most recent quarter rose by about $3.2 million and over 100 basis points, driven by gains in our Fresh and Calavo Foods business segments. We packed approximately 10 percent more cartons of fresh avocados in this year’s first quarter versus last year, while driving higher margin on lower year-over-year average

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Calavo Growers, Inc. Reports Fiscal 2016 First Quarter Results/2-2-2

selling prices for avocados, underscoring sourcing and production-management capabilities that are among Calavo’s hallmarks. We were gratified this quarter to see that our avocado margin, as expected, was more reflective of historical levels. Relatedly, Calavo Foods continues to benefit from a favorable raw-ingredient pricing environment that helped fuel an increase in segment gross margin,” Cole said.

The CEO continued: “Our Renaissance Food Group, LLC (RFG) business segment once again delivered double-digit revenue growth to augment Calavo’s overall top line. RFG’s sales growth remained strong in spite of unusual weather patterns which unfavorably impacted segment revenue and gross margin, and which are discussed in greater detail below. These weather patterns reduced product availability and constrained segment sales. Additionally, the 2016 Super Bowl took place one week later than usual this year and had some impact on sales volumes in both our Fresh and RFG segments in Calavo’s fiscal first quarter.

“Nonetheless, it speaks to the strength and resiliency of Calavo’s multi-pronged model that, despite both the dip in RFG segment gross margin and timing of the Super Bowl, we were still able to post a 20 percent year-over-year increase in net income.”

First-quarter sales in the company’s Fresh business segment rose to $113.1 million from $111.6 million in the corresponding fiscal 2015 period. Gross margin advanced to $10.5 million, equal to 9.3 percent of segment sales, from $8.7 million, or 7.8 percent of segment sales, in last year’s first quarter. The company attributed the 150 basis-point increase in segment gross margin to: improved avocado margin; and strong tomato performance. Total Fresh unit volume climbed to 4.7 million in this year’s first quarter from 4.4 million units packed in the like period one year earlier.

RFG business segment sales grew 10.8 percent in the most recent quarter to $75.9 million from $68.5 million in the first period last year. Gross margin totaled $5.0 million, equal to 6.6 percent of RFG segment sales. This compares to gross margin of $5.5 million, approximating 8.0 percent of segment sales, in the fiscal 2015 first quarter. As referenced in CEO Cole’s comments above, El Niño-related weather patterns in the first quarter impacted raw material availability, price and quality and constrained RFG’s first-quarter revenues and gross margin.

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Calavo Growers, Inc. Reports Fiscal 2016 First Quarter Results/3-3-3

In the Calavo Foods business segment, fiscal 2016 first quarter sales climbed to $15.5 million, a 5.9 percent increase from $14.6 million in the year-earlier initial period. Gross margin rose sharply to $5.5 million, equal to 35.5 percent of Calavo Foods segment sales, from $3.6 million, or 24.6 percent of segment sales, in the fiscal 2015 first quarter. The over 1000-basis-point increase in segment gross margin is attributable principally to continued advantageous pricing for fruit used in prepared-avocado products and a favorable currency-exchange rate versus one year ago.

First quarter selling, general and administrative (SG&A) experienced a meaningful increase versus the corresponding period last year, rising to $10.9 million, equal to 5.3 percent of revenues, from $9.5 million, or 4.9 percent of revenues, respectively. The company stated that the increase in SG&A expense is the result of factors which, most significantly, include: higher compensation expense (salaries primarily related to year-over-year staff additions) and stock-based compensation; and higher accrued expense for 2016 year-end bonuses.

Outlook

“The company’s first quarter performance places Calavo on trajectory for what I am confidently forecasting to be another record-setting year,” said CEO Cole.

“The avocado industry is poised for continued expansion this year, well beyond the 2-billion-pound threshold surpassed in 2015. Industry projections continue to point to consumption that is expected to reach 2.5 billion pounds this year. To this point, consider that on the recent Super Bowl Sunday alone, avocado consumption was estimated at 139 million pounds, up from 99 million pounds two years ago and it puts this growth rate in perspective.

“The fresh avocado crop this year will be substantial, as well, with a larger expected volume from California supporting the supply of Mexico-grown fruit. We will be well positioned to capture this volume going forward with added packing capacity via

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Calavo Growers, Inc. Reports Fiscal 2016 First Quarter Results/4-4-4

our newest packinghouse in Guzmán, Mexico, currently scheduled to commence operations during the current fiscal second quarter. Avocados from Guzmán will be directed to international markets including Japan, China, other parts of Asia and Europe, as well as the United States. We are on target in our Fresh business segment to grow gross margin by double digits in fiscal 2016.”

Cole continued: “We remain as excited as ever about growth prospects in the RFG business segment. Notably, we continue to build out product development, distribution and logistics capabilities to support our long-term growth potential, while also driving expected double-digit expansion of both sales and gross margin in the RFG business segment during the current fiscal year. We view last quarter’s dip in segment gross margin as an aberration and anticipate recovery to historic levels as the year progresses.

“We anticipate that Calavo Foods will continue to be a meaningful contributor to overall gross margin, while also pushing its sales trend line upward. Our prepared avocado products are outstanding and we enjoy strong customer relationships across the grocery and foodservice channels. We forecast double-digit gross margin gains in Calavo Foods again in fiscal 2016.”

Added Cole: “FreshRealm, LLC, in which Calavo holds a significant ownership interest, is making meaningful strides forward with its launch this month of its FreshRealm Marketplace into the eastern United States. This expansion extends the Marketplace lineup of fresh meal-kits and other perishable items to near-national distribution and its reach to approximately 80 percent of the U.S. population. We are excited about the commencement of this latest phase in FreshRealm’s development.

“Moving forward through fiscal 2016, we will remain focused on the disciplined execution of Calavo’s strategic blueprint. It serves us well and has been the underpinning of our growth into a larger, more diversified company. With our operational and financial strength, deep breadth of resources, and so many exciting initiatives coming to fruition, I reiterate my expectation that Calavo will once again post record revenues and earnings per share for fiscal 2016,” Cole concluded.

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Calavo Growers, Inc. Reports Fiscal 2016 First Quarter Results/5-5-5

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. An expanding provider of value-added fresh food, the company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus, and salsa under the respected Calavo brand name. Calavo’s wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality products with an emphasis on convenience to meet busy consumers’ lifestyles through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s latest, filed Annual Report on Form 10-K. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	January 31,	October 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$8,188	$7,171
Accounts receivable, net of allowances of $2,312 (2016 and 2015)	74,122	58,606
Inventories, net	27,090	26,351
Prepaid expenses and other current assets	13,206	15,763
Advances to suppliers	—	2,820
Income taxes receivable	3,120	6,111

Total current assets	125,726	116,822
Property, plant, and equipment, net	72,158	69,448
Investment in Limoneira Company	21,745	27,415
Investment in unconsolidated entities	19,868	19,720
Deferred income taxes	20,812	19,277
Goodwill	18,262	18,262
Other assets	13,203	14,001

	$291,774	$284,945

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$11,164	$3,924
Trade accounts payable	21,347	19,600
Accrued expenses	23,445	21,311
Short-term borrowings	44,000	36,910
Dividend payable	—	13,907
Current portion of long-term obligations	1,417	2,206

Total current liabilities	101,373	97,858
Long-term liabilities:
Long-term obligations, less current portion	552	586
Deferred income taxes	234	234

Total long-term liabilities	786	820
Commitments and contingencies
Noncontrolling interest, Calavo Salsa Lisa	285	285
Total shareholders’ equity	189,330	185,982

	$291,774	$284,945

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended January 31,
	2016	2015

Net sales	$204,575	$194,791
Cost of sales	183,577	176,986

Gross margin	20,998	17,805
Selling, general and administrative	10,921	9,510

Operating income	10,077	8,295
Interest expense	(217)	(223)
Other income, net	241	117

Income before provision for income taxes	10,101	8,189
Provision for income taxes	3,725	2,890

Net income	6,376	5,299
Less: Net income attributable to noncontrolling interest	(27)	—

Net income attributable to Calavo Growers, Inc.	$6,349	$5,299

Calavo Growers, Inc.’s net income per share:
Basic	$0.37	$0.31

Diluted	$0.37	$0.31

Number of shares used in per share computation:
Basic	17,322	17,295

Diluted	17,386	17,311

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Three months ended January 31, 2016
Net sales	$113,146	$15,488	$75,941	$204,575
Cost of sales	102,651	9,984	70,942	183,577

Gross margin	$10,495	$5,504	$4,999	$20,998

Three months ended January 31, 2015
Net sales	$111,649	$14,623	$68,519	$194,791
Cost of sales	102,932	11,030	63,024	176,986

Gross margin	$8,717	$3,593	$5,495	$17,805

For the three months ended January 31, 2016 and 2015, inter-segment sales and cost of sales of $0.2 million and $0.1 million between Fresh products and RFG were eliminated. For the three months ended January 31, 2016 and 2015, inter-segment sales and cost of sales of $0.7 million and $0.3 million between Calavo Foods and RFG were eliminated.